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         WHEREAS, U.S. Propane, as the general partner of the Partnership, and the MLP, as the sole Limited Partner of the Partnership at the time of such conversion, have consented to the conversion of the General Partner Interest pursuant to the provisions of Section 4.2 and Section 4.3 of the Partnership Agreement;

         WHEREAS, U.S. Propane proposes to Transfer the Transferred OLP Interest to the MLP, and U.S. Propane, as the general partner of the Partnership, and the MLP, as the sole limited partner of the Partnership at the time of the Transfer, have consented to the Transfer of the Transferred OLP Interest pursuant to the provisions of Section 4.3 of the Partnership Agreement;

         WHEREAS, MLP proposes to Transfer its entire limited partner interest in the Partnership, consisting of a 99.999% limited partner interest in the Partnership (the "MLP OLP Interest") to Heritage ETC, L.P., a Delaware limited partnership ("New OLP"), and U.S. Propane, as the general partner of the Partnership, and the MLP, as the sole limited partner of the Partnership at the time of the Transfer, have consented to such Transfer and the admission of New OLP as an Additional Limited Partner pursuant to the provisions of Section 7.3(a) and Section 10.4 of the Partnership Agreement;

         NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

         SECTION 1. Conversion of the General Partner Interest. The provisions of Section 4.2 and Section 11.3 of the Partnership Agreement are hereby amended, to the extent applicable, to permit the conversion of the General Partner Interest into the Retained General Partner Interest and the Transferred OLP Interest, and, upon effectiveness of this Amendment, (i) the General Partner Interest shall be converted into the Retained General Partner Interest and the Transferred OLP Interest, (ii) the Capital Account with respect to the General Partner Interest shall Transfer in its entirety to the Transferred OLP Interest, and a new Capital Account shall be maintained with respect to the Retained General Partner Interest pursuant to Section 5.5 of the Partnership Agreement;
(iii) the definition of "Percentage Interest" in Section 1.1 of the Partnership Agreement shall be amended to change "1.0101%" to "0.0%", and (iv) Section 5.3 of the Partnership Agreement shall be amended to delete the second and third sentences thereof and to add a new second sentence in replacement thereof that reads as follows: "The General Partner may, but shall not be obligated to, make additional Capital Contributions to the Partnership."

         SECTION 2. Transfer of the New OLP Interest. The provisions of Section
4.3 of the Partnership Agreement are hereby amended to permit the Transfer of the New OLP Interest to Heritage LP, Inc., and, following such Transfer, Heritage LP, Inc. shall be admitted as an Additional Limited Partner pursuant to the provisions of Section 10.4 of the Partnership Agreement.

         SECTION 3. Transfer of the Transferred OLP Interest. The provisions of
Section 4.2, Section 4.3 and Section 11.3 of the Partnership Agreement are hereby amended to permit (i) the conversion of the General Partner Interest into the General Partner Interest and the Transferred OLP Interest and (ii) the Transfer of the Transferred OLP Interest to the MLP, in each case without compliance with the provisions thereof.

Amendment No. 3-Execution Copy      - 2 -